LM Funding Announces 1-for-25 Reverse Stock Split to Ensure Compliance with Nasdaq Continued Listing Requirements and to Attract a Broader Audience of Investors

TAMPA, FL - July 9, 2026, LM Funding America, Inc. (NASDAQ: LMFA) ("LM Funding" or "LMFA"), a Bitcoin treasury and mining company expanding into high-performance computer and AI infrastructure, today announced a 1-for-25 reverse stock split of its outstanding common stock, effective at 12:01 a.m. Eastern time on July 13, 2026. Beginning July 13, 2026, LM Funding’s common stock will trade on a split-adjusted basis.

Bruce M. Rodgers, Chairman and CEO of LM Funding, stated, “Our recently announced focused expansion into high-performance computing and AI infrastructure is a strategic transformation that we believe enables us to capitalize on our already developed and scalable facility assets. Our sites in Oklahoma and Mississippi provide a near-term foundation with a power capacity and footprint that we believe uniquely positions us to meet the rising demand for compute capabilities to power advanced AI infrastructures. The reverse stock split ensures we remain in compliance with Nasdaq listing standards and preserves the access to capital markets that our next phase of planned growth will require. We're confident this strategic direction aligns our assets with the significant demand in this sector and allows us to create real, lasting value for our shareholders.”

At LM Funding’s Annual Meeting of Shareholders (the “Annual Meeting”) held on June 16, 2026, the Company’s shareholders approved a proposal to amend the Company’s Certificate of Incorporation to effect a reverse stock split of its common stock at a ratio within the range of one-for-five (1:5) to one-for-twenty five (1:25), as determined by the Company’s Board of Directors. On June 24, 2026, the Company’s Board of Directors adopted a resolution approving and authorizing a 1-for-25 reverse split, and on July 9, 2026, LM Funding filed a Certificate of Amendment to its Certificate of Incorporation to effect the reverse stock split effective as of July 13, 2026. There will be no change to the total number of authorized shares of LM Funding Common Stock as set forth in the Certificate of Incorporation of the Company, as amended.

LM Funding’s shares of common stock will continue to trade on the Nasdaq Capital Market under the symbol “LMFA.” The new CUSIP number for the Company’s common stock post reverse stock split is 502074 602.

Upon the effectiveness of the reverse stock split, every 25 shares of LM Funding’s issued and outstanding common stock will automatically be converted into one share of common stock. No fractional shares will be issued. Any fraction of a share of common stock that would be created as a result of the reverse stock split will be rounded up to the next whole share.

About LM Funding America

LM Funding America, Inc. (Nasdaq: LMFA) is a Bitcoin treasury and mining company expanding into high-performance computing and artificial intelligence infrastructure. Founded in 2008 and headquartered in Tampa, Florida, the Company operates 26 megawatts of wholly-owned power infrastructure across facilities in

Oklahoma and Mississippi and holds 322.7 Bitcoin as of May 31, 2026. The Company also operates a technology-enabled specialty finance business providing funding to nonprofit community associations primarily in the State of Florida. For more information, please visit https://www.lmfunding.com.

Forward-Looking Statements

This press release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and “project” and other similar words and expressions are intended to signify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking: the anticipated timing, effectiveness, and benefits of the reverse stock split; whether the reverse stock split will increase the bid price of the Company’s common stock and whether any such increase can be maintained for the minimum period necessary; whether the reverse stock split will enable the Company to regain and maintain compliance with the minimum bid price requirement of The Nasdaq Capital Market; the Company’s ability to maintain the listing of its common stock on The Nasdaq Capital Market; and the effect of the reverse stock split on the market price, liquidity, marketability, and trading volume of the Company’s common stock.

Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the Company’s most recent Annual Report on Form 10-K and its other filings with the SEC, which are available at www.sec.gov. These risks and uncertainties include, without limitation, the risk that the market price of the Company’s common stock may not increase or may not increase in proportion to the reduction in the number of outstanding shares following the reverse stock split; the risk that the reverse stock split may not result in a per-share price that is high enough, or maintained for a long enough period, to regain or maintain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market; the risk that the Company may otherwise be unable to satisfy the continued listing requirements of The Nasdaq Capital Market and that its common stock could be delisted; and the Company’s ability to successfully enter and operate in the high-performance computing and AI infrastructure business, the availability and cost of GPU and related infrastructure equipment, competition in the HPC and AI compute market, and the Company’s ability to finance its site acquisitions and cryptocurrency mining operations. The occurrence of any of these risks and uncertainties could have a material adverse effect on the Company’s business, financial condition, and results of operations.

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